Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: Nov. 01. 2006 / 8:30AM ET

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - Director IR

Gene Johnson

FairPoint Communications, Inc. - Chairman, CEO

John Crowley

FairPoint Communications, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Barry Sine

Oppenheimer - Analyst

Jason Armstrong

Goldman Sachs - Analyst

Jonathan Chaplin

J.P. Morgan - Analyst

Raina Smyth

Morgan Stanley - Analyst

David Barden

Banc of America Securities - Analyst

Tom Seitz

Lehman Brothers - Analyst

Tom Lamb

Weybosset Research - Analyst

Kevin Moore

KM Moore & Co. - Analyst

PRESENTATION

Operator

Good morning. My name is Casey and I will be your conference operator. At this time, I would like to welcome everyone to the FairPoint Communications Q3 Earnings Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a Q&A session. [Operator Instructions.]

I will now turn the conference over to Mr. Brett Ellis, Director of IR. Sir, you may begin.

Brett Ellis - FairPoint Communications, Inc. - Director IR

Good morning everyone and thank you for joining the FairPoint Q3 Earnings Conference Call. Participating on today's call are Gene Johnson, our CEO, and John Crowley, our CFO.

Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical facts, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the SEC, including, without limitation, the risks described in FairPoint's most recent Annual Report on Form 10-K on file with the SEC. All information is current as of the date of this earnings call and FairPoint undertakes no duty

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

to update this information. In addition, FairPoint's results for the quarter ended September 30, 2006 are subject to the completion and filing with the SEC of its quarterly report on Form 10-Q for such period.

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thanks, Brett. Good morning everyone and thanks for joining us. We'll try to be as brief as we can. I know you have a few other things to do today. I'm going to talk a little about some metrics as well as provide a little context for those metrics and then turn it over to John to give more detail on the financial and operational achievements.

First of all, I'll start off by saying I think we had a terrific solid quarter. We are very pleased with the results. On the high-speed data side, which you know is an area that we're really spending an awful lot of time concentrating on, we added 5,600 subscribers. And when you back out our two very successful acquisitions that we closed this quarter, we've added about 2,500 subs for high-speed data. So we're very pleased with that. And, importantly, I think in doing that we've also maintained our very solid ARPU at about $40.42, which proves that we're providing valuable services and have a real value proposition for our customers. And so we're quite pleased as we've maintained that ARPU and we continue to grow customers.

Access line losses, I think we're starting to show some stability there. We think we had a fairly stable quarter. We expect access line declines, but as we add high-speed data subscribers we actually are focused on how much money we can get out of the customers that we have and I think we're actually doing a great job there.

Remember that the numbers this year are slightly skewed by last year's billing conversion issues, so take that into account. And we're working hard to not only grow lines on the DSL side and maintain the lines we have, but also to operate the business a lot more efficiently. We've talked about that in the past. An example of that is the announcement we made last week, saying that we're reorganizing our customer sales and service group. And that was really made possible by the success of the billing conversion.

As you remember, just about this time last year we decided to make a change in the billing conversion as a result of a number of issues which we passed over in the past. We've done it very, very successfully. We've completed the ICMS conversion, moving on to the remaining roughly 35% of our customers that are on other billing systems, and basically it's only two other billing systems that we were converting from. We've done that under our budget and right on time. We're extremely pleased with the execution of that. And that really has allowed us now to do this call center conversion, which we think at the end of the day will allow us to provide even better customer service than we have right now at a lower cost and we think that's very important that we continue to look for operating efficiencies in this business.

In order to do that, we had to reduce headcount. We don't like reducing headcount. It's not what anyone likes to do, but on the other hand it was the right thing to do for our shareholders and for our customers and at the end of the day for our employees. We actually, while we announced a reduction of a little over 100 jobs, actually about 60 of those jobs will be rehired in our two centers in South China, Maine and Ellensburg, Washington. So the net reduction is a little over 40 jobs and I project an annual savings of about $1.8 million a year. So we're pretty excited about that. We think it's going to allow us to operate much more efficiently and serve our customers much better.

And along that line, if we talk about trying to operate the business more efficiently, maintaining our cash available for dividends and so on, I would like to report to you that our board has stated its intention to continue the dividend at the current level through 2007. And I've told you in the past, our board is very, very committed to the dividend and so they have stated the intention to remain at this level for 2007.

Let me make a comment or two about acquisitions. Context is that the market really is starting to change a little. You can see that by the fact that we have announced three small transactions this year, two of them we've already closed, the third one, we'll close very shortly. But we are talking to many potential sellers right now and I can tell you they are both big and small type transactions. So we are looking at all kinds of transactions. The industry is right for consolidation. Consolidation is something we think is essential as we attempt to continue to operate this business more efficiently. The dynamics of this industry, as you all know, have changed dramatically and we think consolidation is going to be very important.

We've completed two acquisitions in the last four months, the Cass County and Unite acquisitions. We recently announced the Germantown transaction. Now, while those transactions are small and they were quite cheap, I don't think you can always expect them to be that small and I don't think you can always expect them to be necessarily as cheap as some of these transactions were, but I think you can always expect them to create value and I think that's going to be really important. That's really what we're about. We'll continue to apply our discipline as we look at

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

these acquisitions to make sure that we not only can acquire them but we can integrate them and operate them and achieve the objectives that we told you we were trying to achieve.

So I think the third quarter shows a couple of things. It shows we can integrate well because the acquisitions we have acquired are integrated quite nicely now. Secondly, it shows that we're able to execute very complex transitions. The billing conversion we executed extraordinarily well. And I have to say at this time, I know he's not on the line, but there is a fellow that works for us by the name of Mike Haga who has done a spectacular job in leading this effort and we owe him a great debt of gratitude, as well as his entire team for the great job they did.

And then we also have shown this quarter, we're real excited about what's going on with our video product at Unite and also out at Yelm, Washington, where we have IPTV projects both places, as you know. It was part of the proposition in acquiring Unite. We offer a triple-play product there. It's provides very solid ARPU and good margins. And we recently have decided to continue investing in that area and will expand our operation in Unite to build out some new areas. John will talk a little bit more about that maybe in his comments.

And as we told you, we are going to use that head-end we have in the Unite service area to transport the video option to FairPoint, Missouri, our Cass Tel acquisition. Importantly, while this is a small number, it is now starting to grow. We've reached a milestone in video customers. We will continue to focus on video customers and we now have almost 10,000 video customers. We're looking hard at video, looking at our other markets, working very hard to understand where we can deploy a video product. We think it's an important to deploy where it makes sense. But I can tell you we use the same kind of financial criteria as we think about expanding our video product as we use in acquisitions. And we're all success based, we're all return on investment oriented, and we're all free cash flow facing all the time.

A quick comment about CapEx. A result of a couple things, expansion in Unite, to some extent the call center conversions or closings and opening of the two new call centers, expanded call centers on the west coast and the east coast, and a couple of other minor things that John will talk about, we now expect the CapEx budget this year to be $32.5 to $33 million. The second time this year it's increased. Both times it's for the right reasons. It's because we had additional revenues that justified it at ARPU levels and margins that justified it and gives us a great return on our investment. As we expand our infrastructure, we'll continue to do it with the view that we're going to be increasing cash available to pay dividends.

Finally, I will make two other comments. The first is that I think our strategy is a good, solid long-term strategy, but I also know that we're judged by our short-term execution, and I learned that the hard way in the past. But I think our Company and our team has done a great job of managing those two views of the world and our short-term performance I think clearly validates our long-term strategy and puts us in a position to do some things in the future that we think will be very good for our shareholders. This is a very tough business we're in. It's much harder than it used to be. I said before consolidation is a reality. It's a necessity. It's not just a reality. We have to do it if we are going to continue to connect rural America to the world. I think FairPoint is extremely well positioned to be a consolidator and to continue to provide increased value to our shareholders for the foreseeable future.

A quick comment on the regulatory side and then I'll turn it over to John. I think, obviously this mid-term election is critical and it would be absolutely impossible to make any predictions on what's going to happen on the regulatory or legislative side of the house until this election is over. If the republicans are able to retain the senate and the house, then I think there is a possibility that Senator Stevens might be able to get his telecom bill through in the short session. Not likely, but possible. But if that doesn't happen, I think all bets are off and if either one of those houses of congress goes democratic I'm not sure exactly where we're going to head with the regulatory policy. So we're going to work hard to make sure policymakers understand the needs of our customers in rural America. We'll continue to advocate for those customers. We're going to continue to refute misinformation that gets out there that enters a public debate about universal service and other things and we're going to work hard to create a level playing field for consumers everywhere.

Thanks very much for your time and I will turn it over now to John to go into some detail on the third quarter financials.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Thanks, Gene, and good morning everyone.

I'm pleased to walk you through the details of another excellent quarter. Revenues were up 7.1% this quarter from the previous year to $70.7 million. Excluding the contribution from acquisitions, revenues were up 2.4% compared to the third quarter of 2005. Excluding the impact of acquired companies, in the third quarter, interstate access revenue increased $800,000 and data Internet service revenues increased $700,000, primarily a result of higher number of HSD subscribers. ARPU still, as Gene mentioned, consistent, an average at $40.42 in the third quarter.

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

Long distance revenue increased $800,000, primarily as a result of an increase in subscribers, due to bundled package offerings. And these various increases were partially offset by decreases in intrastate and local service revenues.

Operating expenses, excluding depreciation, increased $400,000 compared to the third quarter of 2005, excluding the acquisitions. The primary drivers of this were an increase in employee compensation expenses of $600,000 and an increase in expenses related to HSD and long distance services of $1 million. These increases were partially offset by decreases in bad debt expenses of $1 million and a decrease in consulting expense of $500,000.

Adjusted EBITDA for the quarter was $33.4 million, compared to $31 million for the same period last year and compared to $33.2 million in the second quarter. You'll remember we indicated on the last earnings call that we expected adjusted EBITDA would be around $33.1 million in the third quarter, an increase of $1 million from the normalized second quarter. And you'll recall the normalization that we described. There were no material unusual items in the third quarter, so our performance, ahead of expectation, is pretty straightforward.

Net income for the quarter was $6 million. Earnings per share on a fully diluted basis for the quarter were $0.17, compared to $0.12 in the third quarter of 2005. During the quarter, we generated cash available for dividends of $15.5 million and we declared a dividend in the quarter totaling $13.9 million. The major non-operating components of cash available for dividends were a distribution from Orange County/Poughkeepsie of $2.1 million, CapEx of $8.1 million, and a one-time blip in cash taxes related to the second quarter asset sales.

On that $8.1 million, I wanted to point out that our CapEx was lower than we had guided in the second quarter. This is due primarily to weather and other delays in construction in the areas, and I'll talk about that in a second. This spending will now occur in the fourth quarter, which I'll talk about in a few minutes. The accumulation of all of these components, all these operating and non-operating components, resulted in a cumulative cash available for dividends of $41 million at September 30, 2006.

At the end of September, our access line equivalents, which are defined as access lines plus HSD subscribers, actual data subscribers but not video, were nearly 309,000 versus 292,000 last year. The increase is primarily due to the acquisition of Bentleyville Communications, Unite Communications, and the assets of Cass County Telephone, but it's also because of the solid increase in HSD subscribers. As Gene mentioned, in the quarter, excluding acquisitions, we added over 2,500 HSD subscribers, reflecting the success of our marketing efforts.

As I said a second ago, we spent $8.1 million in the quarter on CapEx, and for the nine months ended September 30th, we have invested $25.6 million. We increased our CapEx guidance back in May related to new housing growth in Washington and Missouri, principally. At the time, we planned to spend about $31.5 million for core FairPoint, and that included the Cass County acquisition, which we were anticipating at the time.

This morning we announced an increase in our full-year CapEx estimate to a range of $32.5 to $33 million. The increase in full-year CapEx is due to several factors. First, we're adding CapEx related to the Unite acquisition, which we completed in August and was not included in our original guidance. Second, we investing to expand our Missouri and Idaho footprints. We are actually adding service areas. And third, there is a small increase to support the call center consolidation that Gene mentioned a second ago. Offsetting those, some of the housing developments that we expected this year, and which we talked about earlier, were postponed, and so part of the previously announced budget will not be spent. The net of these four items should result in fourth quarter CapEx of -- in the range of $6.9 to $7.4 million.

Now, regarding the call center consolidation, you all saw the announcement, and Gene made reference to some of the key aspects of that a second ago, I want to describe the effects on earnings and CapEx and the timing of those components. First, we had to substantially complete the billing conversion before this consolidation could take place. The ICMS to MACC conversion is now complete. This means that 65% of our customer records are on one system. The remainder, as Gene mentioned, will be converted early next year, as planned.

As part of the call center consolidation, we will reduce our office locations by closing ten local support offices and by partially closing ten additional local support offices. We will then expand the existing call center locations in South China, Maine and Ellensburg, Washington. In order to complete the expansion of these centers, we need to invest in those locations. The total CapEx associated with that is $1.2 million, of which $200,000 will be spent in the fourth quarter of 2006, and it's already included in the numbers that I just gave you a second ago in terms of range of CapEx for the fourth quarter. And the other $1 million will be spent in the first half of 2007.

In total, the net reduction to EBITDA, reduction to EBITDA, for the one-time severance and other costs related to this project are expected to be $300,000 in the fourth quarter of 2006, $500,000 negative in the first quarter of 2007. In the second quarter of 2007, the savings and the costs are expected to be offset and so it would be about flat. And then beginning in the third quarter of 2007 and beyond, the annual run rate savings are expected to be about $1.8 million. Taking all of that into account, the fourth quarter should be pretty straightforward. However, it is important to

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

remember that NECA pool settlements tend to occur in the fourth quarter. Last year, in the fourth quarter, we had substantial favorable settlements. And this year, in the second quarter, we had a modest but unfavorable settlement. So our expectations for a smooth EBITDA for the fourth quarter exclude the effect of such settlements, if any, as we can't predict them and they are out of our control.

I hope this information helps you integrate the various moving parts of our acquisitions, our capital investments, and the short-term costs and long-term benefits of our efficiency drive and how these factors contribute to our successful strategy to sustain the dividend.

And with that, we're happy to take any questions.

QUESTION AND ANSWER

Operator

[Operator Instructions.] Jason Armstrong, Goldman Sachs

Jason Armstrong - Goldman Sachs - Analyst

A couple of questions. Maybe first on access revenues ticked up quite a bit this quarter. John, I know you just mentioned that you sort of had some negative reversals last quarter, so maybe that's sequentially why it ticked up, but it's pretty substantial, it's over $4 million this quarter, so just some comments there. And then, normally if you see a tick up in the access revenues it's sort of reflected in above average margins, which we did not see this quarter, so maybe just some comments there as well.

And then, second question on the IPTV trials, I think, Gene, you mentioned that you'll continue to focus on video. You mentioned 10,000 subscribers right now. And then I think you also mentioned really strict discipline, financial criteria, to expanding that into other markets. I'm just wondering can you sort of review with us what the financial criteria is. And then, thoughts on expansions in '07 and what that means for the capital spending trajectory. Thanks.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Yes. Jason, this is John. Let me answer your financial questions first. The access revenue increased. The bulk of that on a year-on-year basis is a result of acquisitions. Our organic increase in access revenues was really not that much out of line with what you would expect. The quarter-on-quarter, however, the distinction there was that we had a large settlement of the NECA pools in the second quarter, which reduced our interstate access revenues by about $1 million in that quarter. So there was a big swing there that would be completely expected as a result of that unusual item that happened in the second quarter.

With regard to margins, again there was an unusual item in the second quarter that blipped the margins up. We had about $2 to $2.2 million in dividends in the second quarter that will be nonrecurring. And if you strip that out, our margins are closer to flat, still, admittedly, coming down. In part, the reason for that is, because -- well, not in part, almost completely the reason for that is the changing mix of our revenues. As Gene will probably talk about in a second, we are continuing to have success of our video product, naturally because of the content costs, the margins on that are slightly less than you might have on some of our other products. And, of course, we're getting huge growth in our long distance and in our HSD products, which have a lower margin than does the access revenue.

As far as our long-term strategy about video, I think Gene probably will want to talk about that.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes, John; thanks. From a video standpoint, really the question we ask about anything we do actually in our existing market is, first of all, a question about obligation to serve the customer. Second, it's a competitive landscape we're in. And then we also look very hard at the internal rates of return when we decide on a capital project, wherever it might be. And we do that, quite frankly, for the entire capital budget. We do not

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

take the capital budget in any kind of a cavalier function, fashion or other. You can be sure it goes under immense and intense scrutiny here in Charlotte.

But from the video standpoint, there are a number of markets that we think now have adequate, not only density, but actually enough size that we can afford to do video. We are constantly looking for ways to use our existing head-ends, of which we have several, both traditional cable in a couple of locations and our IPTV head-ends in two locations. To use that signal in other locations, we're evaluating right now in fact, transport in one of our states, I'm not going to mention the state for competitive reasons, but we think that we can get transport that will allow us to take that video signal to another location and get solid density there, good market demographics there, and real good internal rate of return, as long as we can get the transport down. It would probably now lend itself to a good return if we had to put a head-end there, however, and that's why we've not done it at this point. So we're constantly looking at more effective ways to do that.

Without saying specifically what the hurdle rates are, I will tell you that we compare everything we do our capital spending, our acquisitions, with possibility of making reductions in our debt, or perhaps increasing our dividends or buying stock back, all the various options for use of your capital. And we would not do a video product unless it ranked number one in those categories. So I hope that answers the question.

Jason Armstrong - Goldman Sachs - Analyst

Yes, that's good detail, Gene. Just a follow-up question, John. So it seems like there were a number of obviously sort of one-timers last quarter. This quarter seems like it's fairly clean. Is this sort of the -- outside of the integration, near-term integration costs, and then factoring in the integration benefits, is this sort of the run rate margin level that we should expect over the next few quarters?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

This is -- even reflecting the cost of the call center consolidation, this is probably the run rate level of adjusted EBITDA that you could expect because we expect that we will continue to find the efficiencies to offset the changing mix of our product. And also, of course, we continue to get an increase in contribution from acquisitions, which as I mentioned a second ago, was the significant portion of that access revenue increase. But we would expect our margins to be ever so slightly soft because of the changing mix of the products, particularly the content-rich products.

And since you've raised the question of video, I might just bring one point of clarification. When Gene said that we have 10,000 video subscribers that is 10,000 on-net video subscribers. That's our cable TV and our IPTV; that excludes our agent relationship with DirecTV.

Operator

Jonathan Chaplin, J.P. Morgan

Jonathan Chaplin - J.P. Morgan - Analyst

I was wondering if I could just follow up on the access question that Jason asked. So if I look at access revenue per access line, it was about $36.50 in the first quarter and $36.50 in the second quarter, if I add back $1 million for the one-time item there. And it spiked to close to $40 in the third quarter. So it seems like access revenue, even if you normalize for the one-time item in the second quarter and you normalize for the higher access lines from acquisitions this quarter, access revenues went up. So if you could give us some color about -- would the acquired properties, did they have a higher level of access revenues than your existing properties, like it would had to have been a substantial high level of access revenues in the existing properties or is there something else going on in access revenues? Thanks.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

No, Jonathan, there is nothing particularly unusual going on there. The access revenue, and particularly the interstate access revenue, which is the largest moving part, that is rate of return based. And so that's very much a function of our asset base and our expenses. The other thing that you and I spoke about briefly on the phone this morning before the call is that we are trying to get far more accurate in terms of our cost study updates with NECA, so that these big swings in our surprise settlements become smaller and smaller. We still really can't predict those, but we're trying to fine-tune those cost studies as much as we possibly can.

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

Jonathan Chaplin - J.P. Morgan - Analyst

So I guess even if I add back the $1 million in the second quarter I come up with $17.6 million in interstate, which is very much in line with where you were in the first quarter. And in the third quarter, it spikes up to $19.4 million. And the increase from $17.6 to $19.4 million, it's just a substantially different run rate, even if I include the impact of the acquired access lines in the third quarter. And if I look at the interstate, there is a spike up in that piece, although as you mentioned, it's not that great. Well, actually it is. I mean, it's $1 million sequentially. I guess that's what I'm struggling with. It just seems like it's a big sequential increase, even including the incremental access lines.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

If you exclude the acquisitions, I think it's only about $750,000. But if you would like, we can have this discussion off line.

Jonathan Chaplin - J.P. Morgan - Analyst

If you exclude the access lines, what would have driven a $750,000 increase in access revenues on a flattish organic access line?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

It's the two basic components of interstate access, which are the rate base and the expenses.

Jonathan Chaplin - J.P. Morgan - Analyst

Okay, so your expenses --

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Of course, the big thing is the update for the cost study.

Jonathan Chaplin - J.P. Morgan - Analyst

So there was a substantial update to the cost studies in the third quarter?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

There is an update to the cost studies every quarter.

Operator

Simon Flannery, Morgan Stanley

Raina Smyth - Morgan Stanley - Analyst

Hi, this is Raina Smyth from Morgan Stanley. I was wondering what the normalized line loss would have been in the quarter and what sort of run rate we should expect with that? And then also going back to the comments on the opportunity for further consolidation in the industry, what, if anything, has changed that gives you that view? You also mentioned that the valuation and the size for some of the remaining opportunities might be a little bit different than some of the M&A that you've done in the past. If you could just comment on that a little bit more, I'd appreciate it.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

I'll take that question first, Raina. Thanks and good morning. I think one of the things that is driving acquisition -- well, there are two things. One, we're seeing increased activity in the smaller what I call the mom-and-pop segment of the industry. Again, the business is getting tougher and tougher to navigate, as I said earlier, and people realize that companies like us can operate those businesses better long term than they can and more effectively long term and recognize that their cost structures aren't the right cost structures for this business long term. So we are seeing some of that impact and it's definitely increased from what we had seen in the last several years.

The second thing that's had a significant impact is there have been a couple of significant transactions, three recently to speak of, and I mean the Windstream/Valor transaction, the two spin-offs of both Embark and Windstream, and then also the consolidated, excuse me, not consolidated, commonwealth transaction with Citizens, coupled with the fact that the stocks have been on a rising tide this year. I think that there is a lot of discussion going on amongst a lot of people in the recognition that we need to get bigger, which allows us to be more cost effective, also allows us, as I've talked to previous quarters, to realize the benefits of scope and scale, which are critical, not just from a cost efficiency standpoint but from a standpoint of sales and marketing and technology and things like that.

So I think that's really what's driving it and I think that at some point in the future, I'm not sure when we'll see that, we will see the RBOCs start divesting rural lines because it just doesn't make sense. They can't operate those lines nearly as well as we can because, quite frankly, they can not focus on them the way we do. They are very concerned about other things and not their rural markets, and companies like us tend to focus much better on that. So I think there is a combination of things driving that and I hope that answers the question.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Hi Raina; it's John. Let me take your other question about the access line loss. As you know our Company quite well, the quarter-on-quarter line losses are a typical seasonal pattern and you can't read a whole lot into that. They don't appear to be particularly out of line over previous years.

As Gene mentioned a second ago, the comparison with last year, the year-on-year comparison, is a very difficult one to do because any period that spans essentially the fourth quarter of last year is going to be skewed by a really high level of non-pay disconnects that we did last year. As I talked about a moment ago in my comments, we have really cleaned up that situation –and our bad debt costs have come down substantially. So I think any time you try to do a year-on-year comparison that spans that particular period of time, you're probably going to overstate it. So I think probably our line losses will be less than what they are nominally right now but perhaps more than what they used to be.

Raina Smyth - Morgan Stanley - Analyst

John, maybe just ask it a different way. How many lines did you add this quarter through M&A, if I want to normalize it out?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

I may have to get out a calculator for you, Raina. It looks like it's about [11,900 voice lines] (Company corrected following call from 11,000).

Raina Smyth - Morgan Stanley - Analyst

Okay, great. Thank you both very much.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

I can give you the exact number if you want to give me a call later. I'll put my pencil to paper.

Raina Smyth - Morgan Stanley - Analyst

Okay, thanks.

Operator

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

David Barden, Banc of America Securities

David Barden - Banc of America Securities - Analyst

A couple of questions. First, just on the cash contribution, I guess, this quarter from the equity and earnings of investees or maybe similar to the cash coming in the door from the OCP properties. That's right. Even after the divestiture of the non-core wireless last quarter, I think it was a little lighter than I was expecting this quarter. If you want to talk about the puts and takes on that number and kind of the outlook going forward. I would guess, second, to kind of think about the line question a little bit more, just in terms of the acquired properties, if you could speak to relative to FairPoint's own normalized line loss year over year of about 3.3% whether these properties have kind of a greater or lower rate of loss in generic terms, looking across the universe, whether you're seeing slower rates of loss in the target properties you are looking for.

And I guess, Gene, maybe if I could, the last thing, just press you a little bit again, FairPoint has been mentioned repeatedly in terms of having approached Verizon to separate lines in various markets for Verizon. Could you speak specifically to what have you, because it seems like a fairly material event, could you talk to specifically what have you done, if anything, with Verizon? What have you talked about? What are your goals and objectives in those conversations? Kind of flush out that for us. Great, thanks.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Okay, John will go first and then I'll try --

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Yes, David; it's John. Let me take the easy one and we'll give Gene the big tough strategic question. The puts and takes on our earnings in investees and in our cash distributions, which were solely from Orange/Poughkeepsie, the partnership itself is actually performing quite well. It's continuing to go pretty much in line. The actual allocation of earnings from that partnership to us in the quarter was $2.5 million. And you'll see that the reported equity in earnings in investees is less than that. That is because of the book losses, that we have on various other small things. But Orange/Poughkeepsie is doing quite well. They did allow a little bit of cash to build up in the third quarter, which is, I think, probably why the distribution is slightly below the earnings. It's possible that that might get reversed out in the fourth quarter, but that, as you know, is completely out of our control. That would be just speculating on my part.

I remember when I was at your investor conference last year that we specifically talked about this. And that was on the Webcast, so it's all public information. We had guided at that time that we thought that the Orange/Poughkeepsie distributions this year would be about $8.5 million. Our partner in that partnership is continuing to lower the wholesale rates according to the schedule that we know about. We have expressed our view that we don't think it's justified from a business prudence standpoint. Nevertheless, our expectation is that the lower wholesale rates might be offset by growth in minutes of use and that therefore the distributions would probably be pretty flat.

David Barden - Banc of America Securities - Analyst

Okay.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Let me try to answer your question as best I can. First of all, you are not going to be surprised to hear me say, as I've said many, many times in the past, that we don't ever talk about specific transactions until we're ready to talk about them. But, with that, let me give you a broader context of what our view is on acquisitions and I think I'm not telling you anything we've not said before, but I will try to take several things we said and kind of bring it together just to help you understand our strategy.

Firstly, we have said that we think it's extremely important that you get scale and scope and that there are a number of efficiencies, both operationally and financially, that we'll get from that and that's extremely important. And it's not just on the cost side of the equation; it's also on the revenue side of the equation. The larger we are, the more likely we are to be able to deploy new kind of technologies and so on. You can

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

afford to hire a lot more brains in the Company because you have a lot bigger service area to cover and so on and so forth. So we believe scale and scope is very important and will continue to be important.

Secondly, we believe, as a Company, that we need to be less reliant on regulated revenues. You've told us that, we've told you that in our various conference calls over the years. So we would look very hard at transactions. And I think you can see that in transactions we do, where there is a significant reliance on regulated revenues, that we're not paying the kind of prices that people in this industry paid for these companies a few years ago. We're paying less money for those kinds of revenues because they are more risky.

Thirdly, we think for us to be able to do transactions of significant size, we really need to have a strong platform in place to do that. The implementation of those transactions is extremely important if you try to integrate them into your existing operation. So we are working very hard on our platform. That's why I'm so pleased with the billing conversion. I think the billing conversion has kind of shown that. We have the right billing partner in MACC and, in fact, that progress is going extremely well. Likewise, you can see the benefits of that as you look at what we announced last week on our call center conversions. I think that's a great example of showing what a solid billing platform can provide for us.

I think I'll stop at that context. I think that's enough. I think it gives you some sense of the way we look at these. Now, I will make one other comment about these, and that is that, as we, as the management team, considers what we're going to recommend to the board and consider things that we ought to do, both the management team and the board are very strongly committed to maintain the dividend at the current level. And you would not see us do a transaction right now that would impair that dividend in any way. I think with that I think it would probably be best for me to stop.

David Barden - Banc of America Securities - Analyst

Okay, thanks, Gene, and thank you for those comments. John, if I could just follow up just quick on that line loss trajectory year over year for the acquired properties.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

The line loss for the acquired -- oh, yes. You are going to have to remind me of your question, David.

David Barden - Banc of America Securities - Analyst

Sorry. It was just -- I mean, we have a core number for the FairPoint business year over year down 3.3% I think was the number for the acquired properties. Are you -- is that lower than the 3.3% number or is it higher than the 3.3% number?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Oh, I see. I didn't understand your question. No. I mean, for all the reasons that Gene just said, a lot of the acquisitions that we make look very, very similar to ourselves. You would expect those things to move in parallel. The one thing that is strategically different about the acquisitions that we made this year is we made a conscious focus to acquire something that had an on-network video product. And we expect that that will help us to reduce churn. And obviously it's had a great impact on our ARPU already.

Operator

Tom Seitz, Lehman Brothers

Tom Seitz - Lehman Brothers - Analyst

Can you walk us through sort of the decision process on setting up the call centers in Maine and Washington? You have big operations in states, for example, like Florida, where you can theoretically get non-unionized labor a little bit more easily. I was just wondering if you could comment on the process of why those particular states were chosen.

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes, Tom, I will be glad to do that. We spent some serious time on that and I've got to tell you that the initial discussion was not to go to those specific states, the initial discussion was to go to a place that we don't even operate any companies, in the Midwest and the center part of the country, where there are no access and where there was a adequate labor supply. And then as we started taking the second cut, we considered a number of things. The first was the availability of labor. And an example of that is in our location in Florida, which has been a terrific operation for us from a call center standpoint. The problem we have down there is there is not the availability of labor that would allow us to dramatically, if need be down the road, expand that call center.

We selected Ellensburg, Washington and South China, Maine because we currently have call centers in both of those locations. Actually, our largest call center is in South China, Maine. And we have a lot of room in the building, for instance, in Ellensburg to expand the call center relatively inexpensively, as opposed to going out and building a new call center somewhere else and buying the land and so on, or even leasing the space. We have a similar situation in Maine. And also I would like to point to the fact in Maine that MBNA, as it went through its recent merger, has significantly reduced the number of call center employees in Maine. So there is a large availability of very talented people in that market we could call on.

Now, finally, so we're looking at labor availability, we're looking at costs, we're trying to get the best cost structure we can, minimize the capital going in to do this, the long-term operating costs doing this, and then the impact on our employees was extremely important. By going to these two locations that we already had large call centers, we could minimize the impact on our employee base. And that's very important to us. These decisions, while financial decisions are very, very important, these are human beings we're talking about and we thought the right thing to do was to try to keep as many of our employees as we could and not have to replace. For example, training. If you think about it, financially, it would be much cheaper for us to use people who are already trained and not have to go out and bring a bunch of new employees in and train them. So there are a lot of things that went into that decision-making. Those are just some of them. But those are the key ones I think.

Operator

Tom Lamb, Weybosset Research

Tom Lamb - Weybosset Research - Analyst

More a housekeeping question. I noticed a footnote. You've changed your definition of voice access lines to include CLEC companies and I'm just curious as to why you might have done that and if we could have the -- some additional numbers going back a couple of years or a couple of quarters in the future.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Yes, what we've actually done is all of the voice access line numbers across the board on what is page 4 of our press release to me. I don't know if it's got the page number for you. It has adjusted retroactively for the inclusion of the CLEC numbers. It's a very, very small number. It's pretty flat. It's about 675 voice access lines across the board. And it's already reflected retroactively, so you can get a proper trend. And the only reason we did that was because we are starting to look at some additional CLEC access lines. Technically, Unite is a CLEC, and so we wanted to start to count those going forward. But they are not, of course, included in our same-store sale numbers across the top of that page.

Tom Lamb - Weybosset Research - Analyst

Okay. Would it be possible to get those numbers going back several prior quarters in addition to what you've got already?

John Crowley - FairPoint Communications, Inc. - EVP, CFO

Yes. I'm not sure I could do it for you on the phone right now.

Tom Lamb - Weybosset Research - Analyst

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

That's -- no, no, offline would be great.

John Crowley - FairPoint Communications, Inc. - EVP, CFO

But if you give me a call later this morning that would be great.

Operator

Kevin Moore, KM Moore & Co.

Kevin Moore - KM Moore & Co. - Analyst

Gene, you commented a little bit about sort of the state of federal legislation. Is there anything going on at the SEC right now that might -- that we should focus on relative to you guys? And also, as you've seen the bigger RBOCs consolidate and get into long distance, has there been any shift in their sort of attitude towards you guys in terms of access charge regimes and sort of reciprocal compensation?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Kevin, thanks; good to hear your voice. Interesting question you ask because they come together. The thing we have seen that I probably would never have expected to see, about three weeks ago, I was on a videotape for KMB video journal with a fairly senior public policy guy at AT&T. He and I were taking exactly the same positions on the Missoula plan and why we thought that it was good. I would tell you this, there is no negative impact at all from the long distance integrations on us at this point; we've not seen it. And I will tell you that our relations, for instance, with AT&T in particular, are probably at all-time high and we are working very, very closely with those guys. It's kind of amazing.

From a regulatory standpoint with the SEC, I think we're a little bit of a wait and see. There are a couple of key things. The Missoula plan, of course, comments are in, reply comments are due, I can't remember the date, sometime fairly soon. Reverse auction comments are in. I know that the joint board is going to take up these issues. I just had dinner last week on Thursday night with a member of the joint board and I know they are going to likely take up these issues fairly soon. But we continue to believe that it will be well into 2007, and as 2006 wanes down here, maybe even 2008, before we see anything there.

Again, I will point you to the elections as being a critical factor here. As you know, I've spent a fair amount of time in D.C. Some of it, in fact, with you, and I was just with Senator Stevens about three weeks ago and he made it very clear that these elections will be critical to what the senate may do in the way of telecom regulations. So I think we need to see what happens next Tuesday and then fall back and regroup and see where we might go from there. And I think Kevin Martin is paying close attention to the political landscape, obviously. He's at a little bit at a disadvantage right now, as you know, with his third republican commissioner kind of recusing himself of some key issues and it makes it a difficult time. But I think fairly soon you'll see a good solid 3 to 2 majority, and once we understand how the political landscape is laying maybe we'll start seeing some action. But pay attention next Tuesday. It's going to be critical for our industry I think.

Operator

[Operator Instructions.] Barry Sine, Oppenheimer

Barry Sine - Oppenheimer - Analyst

First question, as a follow-up to the press release you put out last week on the reorganization, do you see any similar type of opportunities, for example perhaps in maintenance or engineering, to further centralize operations and get cost savings out of the business?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

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Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

We're constantly looking for opportunities, Barry, to reduce costs. You think about the people that really provide the most direct service to our customers are our outside plant, our operations people. And so it's really important that we maintain a good solid operations base. I doubt you'll see significant moves in that regard. However, there are other things that we have been doing. I'll give you one small example, and I think a good one.

One of our senior managers in Maine came up with the idea of putting GPS on cell phones that all the employees were issued, which significantly increased our operational efficiencies and actually allowed us to not replace a couple of positions that came open. You'll see those kinds of things continue. There are, we believe, some efficiencies to be gained in purchasing and in other kind of, if you will, back office kind of operations, things like Nox and things like that. You will see us deploying many more of those kinds of things in the future to gain efficiency, but it probably will not be as much on the street with our employees on the operations side of the business.

Barry Sine - Oppenheimer - Analyst

Okay, thank you. The other question I had, the recent acquisition you did of a CLEC operation, which is a little bit of a change of pace for you, was that a one-off just to get access to that head-in and the video capability or are you looking at the CLEC arena and maybe you could give us a little bit more color behind your thinking of why you did a CLEC acquisition?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

I will comment on that in two ways. One is we didn't look at that specifically as a CLEC. We looked at that as an opportunity to acquire -- basically, that company operates as an RLEC. It has over 90% of the market. And it had a triple play and so we looked at it like we would anything else. We did consider the risk of buying a company like that in a competitive marketplace, but recognized that the quality of the plant, a video product and a fiber build meant that it was going to be a long-term very viable operation.

Would we acquire a CLEC, if it met our acquisition criteria longer term, we probably would. We look at an awful lot of things. We have not bought a CLEC. I will tell you this, we are very mindful of the fact that we lost a lot of money trying to be a CLEC in the late '90s and so you can be darn sure that everybody in the Company has that stamped on their forehead in a big way. So we would only buy a CLEC if it was the right service opportunity and it passed all of the tests.

I would like to point out, and something I didn't say when I was asked a question about the larger acquisitions, I think David Barden asked a question about Verizon, what I didn't say in that answer was that we are extremely thoughtful and careful from a due diligence standpoint and really understand what we're getting before we're getting and what the risks are and do everything we can to mitigate those risks. I think you'll continue to see that discipline no matter what we do and I hope that answers your question.

Barry Sine - Oppenheimer - Analyst

Yes, thank you very much.

Operator

At this time there are no further questions.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

We really appreciate your attention. The call lasted a lot longer than it did last quarter. We hope that means we scheduled it better. We really do want to answer your questions and we really want to give a lot of clarity about what we're doing. We'd be interested in your comments about the timing of the call because it really is important that we schedule the call at a time that's convenient for all of you. Again, thanks very much. We're all available to answer your questions specifically. We look forward to seeing you all soon and appreciate all of your support. Have a great day.

Operator

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FINAL TRANSCRIPT

Nov. 01. 2006 / 8:30AM ET, FRP - Q3 2006 FairPoint Communications, Inc. Earnings Conference Call

Thank you for joining the FairPoint Communications Q3 Earnings Call. You may now disconnect.

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